EXHIBIT 99.1
For Immediate Release
February 18, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Fourth Quarter and Full Year 2025 Results
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the year and quarter ended December 31, 2025.
MANAGEMENT COMMENTARY
“2025 was an important year for Broadstone, highlighted by consistent execution and our return to growth through our differentiated strategy " said John Moragne, BNL's Chief Executive Officer. "We significantly advanced our build-to-suit pipeline, improving visibility to embedded revenue growth, navigated tenant-related headlines while driving same-store growth, and invested approximately $430 million in stabilized acquisitions sourced predominantly through direct relationships, all while maintaining tight control of expenses and growing cash flows. Our results in 2025 underscore the strength of our portfolio, our relationships, and our operating platform as we enter 2026 with momentum and a clear runway ahead.”
FULL YEAR 2025 HIGHLIGHTS

OPERATING RESULTS
•Generated net income of $99.4 million, or $0.50 per diluted share, representing a 41.9% decrease compared to the same period in the prior year. The decrease is primarily related to a decrease in the gain on sale of real estate of $60.6 million, an increase in interest expense of $20.4 million, and an increase in other (expense) income of $12.6 million, partially offset by an increase in lease revenues, net of $22.3 million.

•Generated adjusted funds from operations (“AFFO”) of $296.3 million, or $1.49 per diluted share, representing a 4.2% increase compared to the previous year.
•Achieved same store rental revenue growth of 2.0% compared to the previous year, driven by strong contractual rent increases and leasing activity throughout the year.
•Incurred $38.9 million of general and administrative expenses, representing a 2.4% increase compared to the prior year. Incurred core general and administrative expenses of $28.7 million, which excludes $9.6 million of stock-based compensation, $0.5 million of non-capitalized transaction costs, and $0.1 million of severance costs, representing a 2.0% decrease compared to the prior year.

•Portfolio was 99.8% leased based on rentable square footage, with only one of our 771 properties vacant and not subject to a lease at quarter end.
•Collected 99.8% of base rents due for the year for all properties under lease, incurring approximately 31bps of lost rent during 2025.
•Subsequent to year end, all six sites previously tenanted by American Signature were assumed by Gardner White pursuant to the court-approved bankruptcy process under existing lease terms, with no rent loss throughout the process.

INVESTMENT & DISPOSITION ACTIVITY
•Invested $748.4 million, including $429.9 million in new property acquisitions, $209.3 million in build-to-suit developments, $100.8 million in transitional capital, and $8.3 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 7.0%, 14.2 years, and 2.6%, respectively, and the completed acquisitions had a weighted average straight-line yield of 8.4%. Total investments consist of $663.4 million in industrial properties and $85.0 million in retail properties.

•Subsequent to year end and as of February 12, 2026, we invested $37.5 million, consisting of $17.5 million of build-to-suit developments, and $20.0 million of transitional capital.
•As of the date of this release, we have a total of $174.8 million in remaining estimated investments for build-to-suit developments to be funded through the fourth quarter of 2026. Additionally, we have $7.0 million of commitments to fund revenue generating capital expenditures with existing tenants.

•During the year, we sold 28 properties for gross proceeds of $96.1 million at a weighted average capitalization rate of 7.3% on tenanted properties. Subsequent to year end, we sold one property for $12.1 million.

CAPITAL MARKETS ACTIVITY
•In February 2025, we extended the maturity date of our $1.0 billion revolving credit facility from March 2026 to March 2029 and entered into a $500.0 million unsecured term loan expiring March 2028, of which $400.0 million was used to repay an existing term loan scheduled to mature in 2026.

•On September 26, 2025, we completed a public offering of $350.0 million 5.00% senior unsecured notes due in 2032, issued at 99.15% of the principal amount. The proceeds were used to repay borrowings on the unsecured revolving credit facility, to fund investments in real estate, and for general corporate purposes. In conjunction with this offering, we terminated $335 million in existing interest rate swaps to realign our notional swap value with our floating rate exposure as a result of our public bond offering.

•Ended the year with total outstanding debt of $2.5 billion, Net Debt of $2.5 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 6.0x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.8x.

FOURTH QUARTER 2025 HIGHLIGHTS

OPERATING RESULTS	•Generated net income of $35.0 million, or $0.17 per diluted share.
•Generated AFFO of $75.8 million, or $0.38 per diluted share, representing a 5.6% increase compared to the previous year.
•Achieved same store rental revenue growth of 2.9% compared to the previous year, driven by strong contractual rent increases and leasing activity throughout the quarter.
•Incurred $9.7 million of general and administrative expenses, representing a 2.6% decrease compared to the same period in the prior year. Incurred core general and administrative expenses of $7.0 million, which excludes $2.5 million of stock-based compensation, and $0.2 million of non-capitalized transaction costs, representing a 6.7% decrease compared to the same period in the prior year.

•Collected 100.0% of base rents due for the quarter for all properties under lease.
INVESTMENT & DISPOSITION ACTIVITY
•During the fourth quarter, invested $315.3 million, including $176.7 million in new property acquisitions, $78.5 million in build-to-suit developments, and $60.1 million in transitional capital. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 7.0%, 17.1 years, and 2.6%, respectively, and a weighted average straight-line yield of 8.7%.

•During the quarter, we sold 5 properties for gross proceeds of $36.9 million at a weighted average capitalization rate of 6.5% on tenanted properties.
CAPITAL MARKETS ACTIVITY	•Declared an increase in our quarterly dividend from $0.29 to $0.2925, or a 0.9% increase over the prior period.
•During the fourth quarter of 2025, we sold, on a forward basis, 621,487 shares of our common stock at a weighted average price per share of $18.33 for estimated net proceeds of approximately $11.0 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. These sales may be settled, at our discretion, at any time prior to December 2026. Additionally, the Company settled 2,187,700 shares under existing forward sale agreements and received net proceeds of approximately $38.4 million. After considering the shares sold subject to forward sale agreements we have $348.6 million of capacity remaining under the ATM Program as of December 31, 2025.

•During the fourth quarter, we amended our term loan agreements to remove the previously existing 0.10% SOFR credit spread adjustment. Additionally, we amended the 2029 term loan to reduce the credit spread by 0.25% and adjust the fully-extended maturity date to February 2031.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Twelve Months Ended
(in thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$118,295	$114,167	$112,130	$454,138	$431,800

Net income, including non-controlling interests	$35,028	$27,065	$27,607	$99,416	$168,989
Net earnings per share – diluted	$0.17	$0.14	$0.14	$0.50	$0.86

FFO	$73,010	$70,969	$80,003	$290,301	$300,681
FFO per share	$0.37	$0.36	$0.41	$1.46	$1.52

Core FFO	$77,699	$70,386	$74,427	$300,515	$295,471
Core FFO per share	$0.39	$0.35	$0.38	$1.51	$1.50

AFFO	$75,846	$74,314	$70,532	$296,281	$281,991
AFFO per share	$0.38	$0.37	$0.36	$1.49	$1.43

Diluted Weighted Average Shares Outstanding	197,935	197,632	197,697	197,573	196,619
FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
REAL ESTATE PORTFOLIO UPDATE
As of December 31, 2025, we owned a diversified portfolio of 771 individual net leased commercial properties with 764 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 41.6 million rentable square feet of operational space. As of December 31, 2025, all but one of our properties were subject to a lease, and our properties were occupied by 206 different commercial tenants, with no single tenant accounting for more than 3.9% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.8% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of December 31, 2025, was 9.6 years and 2.1%, respectively.
Subsequent to quarter end, Gardner White assumed the leases for all six sites previously tenanted by American Signature, effective February 6, 2026, following the court-approved bankruptcy process. Existing lease terms remain in-place while the Company is actively negotiating a new master lease for these locations.
BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES
As of the December 31, 2025, we had total outstanding debt of $2.5 billion, Net Debt of $2.5 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 6.0x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.8x. We had $723.5 million of available capacity on our unsecured revolving credit facility as of quarter end, and no material maturities until 2027.
Subsequent to quarter end, we sold, on a forward basis, 1,676,00 shares of common stock at a weighted average price per share of $18.63 for an estimated net proceeds of approximately $30.8 million under our ATM Program, none of which has been settled. In total, on a forward basis, we have sold 2,297,487 of shares common stock at a weighted average price per share of $18.55 for an estimated net proceeds of $41.8 million. These sales may be settled, at our discretion, at any time prior to December 31, 2026. As of the date of this release, we have approximately $317.4 million of capacity remaining under our $400 million 2024 ATM Program.
3

BUILD-TO-SUIT DEVELOPMENT PROJECTS
The following table summarizes our in-process and stabilized developments as of February 12, 2026. We have secured the land and started construction on nine in-process developments.

Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield [1]
In-process retail:
Sprouts (Bedford, TX)	22	Jul. 2025	Aug. 2026	15	0.9%	$9,533	$1,235	$8,298	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15	0.7%	8,129	1,407	6,722	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Nov. 2026	15	0.6%	12,393	2,793	9,600	7.1%	7.4%
Academy Sports (Waco, TX)	68	Dec. 2025	Sep. 2026	15	0.6%	14,488	5,824	8,664	7.2%	7.5%
In-process industrial:
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Mar. 2026	15	3.0%	55,525	46,038	9,487	7.7%	9.6%
Southwire (Bremen, GA)	1,178	Dec. 2024	Oct. 2026	10	2.8%	115,411	47,954	67,457	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth, GA)	422	Apr. 2025	Aug. 2026	15	2.8%	78,242	37,759	40,483	6.9%	8.3%
AGCO (Visalia, CA)	115	Jun. 2025	Aug. 2026	12	3.5%	19,567	15,123	4,444	7.0%	8.5%
Palmer Logistics (Midlothian, TX) [2]	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	14,817	17,246	7.6%	9.2%

	2,307			12.9	2.7%	345,351	172,950	172,401	7.4%	8.7%
Stabilized industrial:
UNFI (Sarasota, FL)	1,016	Jan. 2023	Sep. 2024	15	2.5%	200,958	200,958	—	7.2%	8.6%
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Nov. 2025	15	3.0%	58,563	56,534	2,029	7.5%	9.3%
Stabilized retail:
7Brew (High Point, NC)	1	Dec. 2024	Feb. 2025	15	1.9%	1,975	1,975	—	8.0%	8.8%
7Brew (Charleston, SC)	1	Feb. 2025	Apr. 2025	15	1.9%	1,729	1,729	—	7.9%	8.8%
7Brew (Jacksonville, FL)	1	Jun. 2025	Nov. 2025	15	1.9%	2,008	1,613	395	8.0%	8.8%

Total / weighted average	3,448			13.8	2.6%	$610,584	$435,759	$174,825	7.4%	8.7%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
2 Development represents our common and preferred equity investments in a consolidated joint venture, and excludes amounts attributed to non-controlling interest holders.

DISTRIBUTIONS
At its February 13, 2026 meeting, our board of directors declared a quarterly dividend of $0.2925 per common share and OP Unit to holders of record as of March 31, 2026, payable on or before April 15, 2026.
2026 GUIDANCE
For 2026, BNL expects to report AFFO of $1.53 to $1.57 per diluted share, which remains unchanged from previously announced guidance.
The guidance is based on the following key assumptions:
(i)investments in real estate properties between $500 million and $625 million;
(ii)dispositions of real estate properties between $75 million and $100 million; and
(iii)total core general and administrative expenses between $30 million and $31 million, revised down from $30.5 to $31.5 million.
Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.
The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.
CONFERENCE CALL AND WEBCAST
The Company will host its earnings conference call and audio webcast on Thursday, February 19, 2026, at 11:00 a.m. Eastern Time.
To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/945442806. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-646-844-6383 (local), access code 674510. International access numbers are viewable here: https://www.netroadshow.com/conferencing/global-numbers?confId=94099.
A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.
About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2025, BNL’s diversified portfolio consisted of 771 individual net leased commercial properties with 764 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which the Company expects to file with the SEC on February 19, 2026 which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
Notice Regarding Non-GAAP Financial Measures
In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2025	December 31, 2024
Assets
Accounted for using the operating method:
Land	$781,117	$778,826
Land improvements	373,405	357,142
Buildings and improvements	4,118,578	3,815,521
Equipment	15,281	15,843
Total accounted for using the operating method	5,288,381	4,967,332
Less accumulated depreciation	(772,589)	(672,478)
Accounted for using the operating method, net	4,515,792	4,294,854
Accounted for using the direct financing method	25,497	26,154
Accounted for using the sales-type method	14,405	571
Property under development	265,812	18,784
Investment in rental property, net	4,821,506	4,340,363
Cash and cash equivalents	30,540	14,845
Accrued rental income	178,880	162,717
Tenant and other receivables, net	4,404	3,281
Prepaid expenses and other assets	55,910	41,584
Interest rate swap, assets	18,248	46,220
Goodwill	339,769	339,769
Intangible lease assets, net	268,010	267,638
Total assets	$5,717,267	$5,216,417

Liabilities and equity
Unsecured revolving credit facility	$266,036	$93,014
Mortgages, net	56,689	76,846
Unsecured term loans, net	994,219	897,201
Senior unsecured notes, net	1,190,738	846,064
Interest rate swap, liabilities	1,501	—
Accounts payable and other liabilities	60,081	48,983
Dividends payable	59,513	58,317
Accrued interest payable	13,502	5,837
Intangible lease liabilities, net	41,527	48,731
Total liabilities	2,683,806	2,074,993

Commitments and contingencies (Note 17)

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 191,423 and 188,626 shares issued and outstanding at December 31, 2025 and 2024, respectively	48	47
Additional paid-in capital	3,502,380	3,450,584
Cumulative distributions in excess of retained earnings	(620,221)	(496,543)
Accumulated other comprehensive income	19,788	49,657
Total Broadstone Net Lease, Inc. equity	2,901,995	3,003,745
Non-controlling interests	131,466	137,679
Total equity	3,033,461	3,141,424
Total liabilities and equity	$5,717,267	$5,216,417

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive (Loss) Income
(in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Revenues
Lease revenues, net	$118,295	$114,167	$454,138	$431,800

Operating expenses
Depreciation and amortization	41,768	40,246	164,086	156,179
Property and operating expense	6,282	6,198	22,971	24,741
General and administrative	9,666	9,974	38,883	37,986
Provision for impairment of investment in rental properties	4,668	6,999	39,734	49,001
Total operating expenses	62,384	63,417	265,674	267,907

Other income (expenses)
Interest income	(14)	182	389	994
Interest expense	(25,051)	(28,230)	(94,467)	(74,077)
Gain on sale of real estate	8,371	3,259	12,601	73,153
Income taxes	(392)	(208)	(1,154)	(1,175)
Other (expenses) income	(3,797)	1,312	(6,417)	6,201
Net income	35,028	27,065	99,416	168,989
Net income attributable to non-controlling interests	(1,902)	(599)	(2,921)	(6,548)
Net income attributable to Broadstone Net Lease, Inc.	$33,126	$26,466	$96,495	$162,441

Weighted average number of common shares outstanding
Basic	188,480	188,099	188,123	187,454
Diluted	197,935	197,632	197,573	196,619
Net earnings per common share
Basic	$0.17	$0.14	$0.51	$0.86
Diluted	$0.17	$0.14	$0.50	$0.86

Comprehensive income (loss)
Net income	$35,028	$27,065	$99,416	$168,989
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(849)	(4,981)	(36,185)	124
Realized loss (gain) on interest rate swaps	—	6,103	6,091	209
Comprehensive income (loss)	34,179	28,187	69,322	169,322
Comprehensive income (loss) attributable to non-controlling interests	(1,867)	(646)	(1,635)	(6,552)
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$32,312	$27,541	$67,687	$162,770

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended December 31, 2025 and September 30, 2025, and the years ended December 31, 2025, and December 31, 2024. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Year Ended
(in thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net income	$35,028	$27,065	$99,416	$168,989
Real property depreciation and amortization	41,686	40,164	163,752	155,844
Gain on sale of real estate	(8,371)	(3,259)	(12,601)	(73,153)
Provision for impairment on investment in rental properties	4,667	6,999	39,734	49,001
FFO	$73,010	$70,969	$290,301	$300,681
Net write-offs of accrued rental income	1,103	755	4,089	2,676
Other non-core income from real estate transactions	(211)	(27)	(348)	(2,070)
Cost of debt extinguishment	—	—	166	—
Severance and employee transition costs	—	1	55	385
Other (income) expenses[1]	3,797	(1,312)	6,252	(6,201)
Core FFO	$77,699	$70,386	$300,515	$295,471
Straight-line rent adjustment	(5,140)	(4,960)	(21,591)	(21,652)
Adjustment to provision for credit losses	—	—	(13)	(17)
Amortization of debt issuance costs	1,566	1,357	5,488	3,932
Non-capitalized transaction costs	157	125	541	951
Realized gain or loss on interest rate swaps and other non-cash interest expense	14	6,116	6,139	209
Amortization of lease intangibles	(1,017)	(1,198)	(4,470)	(4,413)
Stock-based compensation	2,492	2,488	9,597	7,355
Deferred Taxes	$75	$—	$75	$155
AFFO	$75,846	$74,314	$296,281	$281,991
Diluted WASO[2]	197,935	197,632	197,573	196,619
Net earnings per diluted share[3]	$0.17	$0.14	$0.50	$0.86
FFO per diluted share[3]	0.37	0.36	1.46	1.52
Core FFO per diluted share[3]	0.39	0.35	1.51	1.50
AFFO per diluted share[3]	0.38	0.37	1.49	1.43

1Amount includes $(1.3) million and $1.3 million of unrealized foreign exchange (loss) gain for the three months ended December 31, 2025 and September 30, 2025, respectively, and $(3.7) million and $6.2 million of unrealized foreign exchange (loss) gain for the years ended December 31, 2025 and December 31, 2024, respectively, primarily associated with our Canadian dollar denominated revolving borrowings. Amount includes a $2.5 million write-off of a non-real estate note receivable during the year ended December, 31, 2025.
2Excludes (1,070,383) and 1,071,038 weighted average shares of unvested restricted common stock for the three months ended December 31, 2025 and September 30, 2025, respectively. Excludes 1,057,782 and 924,237 weighted average shares of unvested restricted common stock for the years ended December 31, 2025 and December 31, 2024, respectively.
3Excludes $0.3 million from the numerator for the three months ended December 31, 2025 and September 30, 2025, respectively. Excludes $1.2 million from the numerator for the years ended December 31, 2025 and December 31, 2024, respectively.
Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.
We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishments, lease termination fees and other non-core income from real estate transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, adjustment to provision for credit losses, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.
Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.
FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024:

	For the Three Months Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Net income	$35,028	$27,065	$27,607
Depreciation and amortization	41,768	40,246	42,987
Interest expense	25,051	28,230	19,565
Income taxes	392	208	527
EBITDA	$102,239	$95,749	$90,686
Provision for impairment of investment in rental properties	4,667	6,999	17,690
Gain on sale of real estate	(8,371)	(3,259)	(8,197)
EBITDAre	$98,535	$99,489	$100,179
Adjustment for current quarter investment activity[1]	1,821	1,797	28
Adjustment for current quarter disposition activity[2]	(286)	(257)	(11)
Adjustment to exclude non-recurring and other expenses[3]	2,515	(177)	348
Adjustment to exclude net write-offs of accrued rental income	1,103	755	120
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	1,282	(1,312)	(4,699)
Adjustment to exclude other income from real estate transactions	(392)	(43)	(1,183)
Adjusted EBITDAre	$104,578	$100,252	$94,782
Estimated revenues from developments[4]	2,867	2,544	334
Pro Forma Adjusted EBITDAre	$107,445	$102,796	$95,116
Annualized EBITDAre	394,140	397,956	400,716
Annualized Adjusted EBITDAre	418,312	401,008	379,128
Pro Forma Annualized Adjusted EBITDAre	429,780	411,184	380,464
1Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.
2Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.
3Amount includes a $2.5 million write-off of a non-real estate note receivable for the three months ended December 31, 2025. Amount includes less than $0.2 million of accelerated lease intangible amortization for the three months ended September 30, 2025. Amount includes $0.2 million of accelerated lease intangible amortization and $0.1 million of severance and employee transition costs for the three months ended December 31, 2024.
4Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Debt
Unsecured revolving credit facility	$266,036	$95,824	$93,014
Unsecured term loans, net	994,219	994,550	897,201
Senior unsecured notes, net	1,190,738	1,190,315	846,064
Mortgages, net	56,689	57,168	76,846
Debt issuance costs	15,072	15,171	6,802
Gross Debt	2,522,754	2,353,028	1,919,927
Cash and cash equivalents	(30,540)	(81,966)	(14,845)
Restricted cash	(3,102)	(1,354)	(1,148)
Net Debt	$2,489,112	$2,269,708	$1,903,934
Estimated net proceeds from forward equity agreements[1]	(10,964)	(37,257)	(38,514)
Pro Forma Net Debt	$2,478,148	$2,232,451	$1,865,420

Leverage Ratios:
Net Debt to Annualized EBITDAre	6.3x	5.7x	4.8x
Net Debt to Annualized Adjusted EBITDAre	6.0x	5.7x	5.0x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.8x	5.4x	4.9x
1Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.
We define Net Debt as gross debt (total reported debt plus debt issuance costs and original issuance discount) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.